SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                              Carnival Corporation
                                  Carnival plc
--------------------------------------------------------------------------------
                                (Name of Issuer)

        Common Stock, par value $0.01 per share, of Carnival Corporation
                      Special Voting Share of Carnival plc

                 Trust Shares (Representing Beneficial Interests
                   in the P&O Princess Special Voting Trust)
                 ------------------------------------------------
                         (Title of Class of Securities)

                   Common Stock: 143658 10 2 and 143658 30 0**
                        Special Voting Share: G7214F 12 2
                           Trust Shares: 143658 30 0**
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Arnaldo Perez, Esq.
                                 General Counsel
                              Carnival Corporation
                              3655 N.W. 87th Avenue
                            Miami, Florida 33178-2428
                                 (305) 599-2600
--------------------------------------------------------------------------------
                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                                FEBRUARY 12, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** The Common Stock and the Trust Shares trade together under CUSIP Number 143658 30 0. See Items 1 and 4 of this Schedule 13D for additional information.

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         TAMMS INVESTMENT COMPANY, LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 3,653,168
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 3,653,168
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         3,653,168
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         TAMMS MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 3,653,168
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 365,316
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  3,287,852
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         3,653,168
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         TED ARISON CONTINUED IRREVOCABLE TRUST FOR MICKY ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 2,124,560
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 2,124,560
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         2,124,560
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.3%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         THE MICKY ARISON 1997 HOLDINGS TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 2,162,187
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 2,162,187
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         2,162,187
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.3%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         MA 1997 HOLDINGS, L.P.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 2,162,187
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 2,162,187
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         2,162,187
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.3%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         PN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         MA 1997 HOLDINGS, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 2,162,187
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 2,162,187
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         2,162,187
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.3%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         THE MICKY ARISON 1994 "B" TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 106,114,284
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 106,114,284
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         106,114,284
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         16.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         MA 1994 B SHARES, L.P.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 106,114,284
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 106,114,284
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         106,114,284
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         16.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         PN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         MA 1994 B SHARES, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 106,114,284
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 106,114,284
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         106,114,284
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         16.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         MICKY ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 121,291,059
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  92,469,639
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 119,128,872
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  93,502,079
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         214,793,138
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [X]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         34.1%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         IN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         THE SHARI ARISON IRREVOCABLE GUERNSEY TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Guernsey, Channel Islands
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: -0-
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: -0-
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  5,102,708
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         5,102,708
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         TED ARISON CONTINUED IRREVOCABLE TRUST FOR SHARI ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 3,000,000
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 3,000,000
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  759,010
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         3,759,010
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         THE TED ARISON 1994 IRREVOCABLE TRUST FOR SHARI NO. 1
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Jersey, Channel Islands
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: -0-
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: -0-
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  76,018,625
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         76,018,625
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         12.1%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         SHARI ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States and Israel
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 6,250,000
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  1,200
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 2,250,000
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  5,103,908
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         7,353,908
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         1.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         IN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         JMD DELAWARE, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 14,642,580
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  1,000,000
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 16,286,747
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  127,407,183
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         143,693,930
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         22.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         JAMES M. DUBIN
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 42,442,376
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  92,469,639
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 45,604,563
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  98,090,367
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         143,694,930
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         22.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         IN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         THE TED ARISON 1992 IRREVOCABLE TRUST FOR LIN NUMBER 2
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: -0-
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: -0-
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  44,767,830
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         44,767,830
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         7.1%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         THE TED ARISON FAMILY FOUNDATION USA, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 2,250,000
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 2,250,000
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         2,250,000
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.4%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         COUTTS (JERSEY) LIMITED
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         United States
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: -0-
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: -0-
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  44,767,830
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         44,767,830
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         7.1%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         CITITRUST (JERSEY) LIMITED
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Jersey, Channel Islands
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: -0-
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: -0-
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  76,018,625
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         76,018,625
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         12.1%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         JMD PROTECTOR, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 29,316,816
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  91,469,639
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: -0-
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  120,786,455
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         120,786,455
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         19.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         BALLUTA LIMITED
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Isle of Man
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: -0-
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: -0-
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  5,102,708
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         5,102,708
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         THE MARILYN B. ARISON 2003 TRUST
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 400,000
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 400,000
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  1,032,440
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,432,440
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         MBA I, L.P.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 400,000
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 400,000
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  1,032,440
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,432,440
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         TED ARISON CONTINUED IRREVOCABLE TRUST FOR MICHAEL ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 4,000,000
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 4,000,000
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  759,010
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         4,759,010
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.8%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         THE 1999 IRREVOCABLE DELAWARE TRUST FOR MICHAEL ARISON
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: -0-
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  1,000,000
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 1,000,000
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         1,000,000
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.2%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         JJO DELAWARE, INC.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: -0-
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: -0-
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  125,889,163
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         125,889,163
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         20.0%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         CO
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         JOHN J. O'NEIL
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: -0-
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: -0-
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  125,889,163
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         125,889,163
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         20.0%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         IN
--------------------------------------------------------------------------------

CUSIP NO. COMMON STOCK: 143658 10 2 AND 143658 30 0,
SPECIAL VOTING SHARE:  G7214F 12 2,  TRUST SHARES: 143658 30 0
--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons:

         MICKY ARISON 2003 GRAT
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3)       SEC Use Only


--------------------------------------------------------------------------------
4)       Source of Funds (See Instructions):

         Not Applicable
--------------------------------------------------------------------------------
5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                        [_]
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of               7)      Sole Voting Power: 4,000,000
Shares Bene-            --------------------------------------------------------
ficially                8)      Shared Voting Power:  -0-
Owned by                --------------------------------------------------------
Each Report-            9)      Sole Dispositive Power: 4,000,000
ing Person              --------------------------------------------------------
With                    10)     Shared Dispositive Power:  -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by Each Reporting Person:

         4,000,000
--------------------------------------------------------------------------------
12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                                                                        [_]
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11):

         0.6%
--------------------------------------------------------------------------------
14)      Type of Reporting Person (See Instructions):

         OO
--------------------------------------------------------------------------------

         The Schedule 13D relating to Carnival Corporation and Carnival plc is being filed by TAMMS Investment Company, Limited Partnership, TAMMS Management Corporation, the Ted Arison Continued Irrevocable Trust for Micky Arison, the Micky Arison 1997 Holdings Trust, MA 1997 Holdings, L.P., MA 1997 Holdings, Inc., the Micky Arison 1994 "B" Trust, MA 1994 B Shares, L.P., MA 1994 B Shares, Inc., Micky Arison, the Shari Arison Irrevocable Guernsey Trust, the Ted Arison Continued Irrevocable Trust for Shari Arison, the Ted Arison 1994 Irrevocable Trust for Shari No. 1, Shari Arison, JMD Delaware, Inc., James M. Dubin, Ted Arison 1992 Irrevocable Trust for Lin No. 2, The Ted Arison Family Foundation USA, Inc., Coutts (Jersey) Limited, Cititrust (Jersey) Limited, JMD Protector, Inc., Balluta Limited, the Marilyn B. Arison 2003 Trust, MBA I, L.P., the Ted Arison Continued Irrevocable Trust for Michael Arison, the 1999 Irrevocable Delaware Trust for Michael Arison, JJO Delaware, Inc., John J. O'Neil and the Micky Arison 2003 GRAT (collectively, the "Covered Persons"). This Amendment No. 4 is being filed because the number of Shares beneficially owned by the Covered Persons has decreased by an amount in excess of one percent of the total number of Shares outstanding. This Schedule 13D is hereby amended as follows:

ITEM 1.           SECURITY AND ISSUER

                  No material change.

ITEM 2.           IDENTITY AND BACKGROUND

                  Item 2 is hereby amended by deleting paragraph (a)(xxiv) and replacing it with the following:

                  "(xxiv) MBA I, L.P. ("MBA"),"

                  Item 2 is hereby further amended by deleting paragraph
(c)(xxiv) and replacing it with the following:

         "MBA is a Delaware limited partnership whose principal purpose is to hold and manage the investments previously held directly by MBA I, LLC. The business address of MBA is 1201 North Market Street, Wilmington, Delaware 19899-1347. The sole general partner of MBA is MDT I, Inc., a Delaware corporation which is wholly owned by the Marilyn B. Arison 2003 Trust. The sole limited partner of MBA is the Marilyn B. Arison 2003 Trust. The name, residence or business address and principal occupation or employment of each director, executive officer and controlling person of MDT I, Inc. are as follows:

                       RESIDENCE OR                        PRINCIPAL OCCUPATION
NAME                   BUSINESS ADDRESS                    OR EMPLOYMENT
----                   ----------------                    -------------

James M. Dubin         Paul, Weiss, Rifkind, Wharton       Attorney-at-Law at
                       & Garrison LLP                      Paul, Weiss, Rifkind,
                       1285 Avenue of the Americas         Wharton & Garrison
                       New York, New York 10019            LLP

                       RESIDENCE OR                        PRINCIPAL OCCUPATION
NAME                   BUSINESS ADDRESS                    OR EMPLOYMENT
----                   ----------------                    -------------

Stanford L.            Morris, Nichols, Arsht &            Attorney-at-Law at
Stevenson, III         Tunnell                             MNA&T
                       1201 N. Market Street
                       Wilmington, Delaware 19899

Thomas R. Pulsifer     Morris, Nichols, Arsht &            Attorney-at-Law at
                       Tunnell                             MNA&T
                       1201 N. Market Street
                       Wilmington, Delaware 19899"

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  No material change.

ITEM 4.           PURPOSE OF TRANSACTION.

                  On January 16, 2004, the Shari Arison Trust No. 1 entered into a sales plan under Rule 10b5-1. Under the plan, the Shari Arison Trust No. 1 may sell up to approximately 5 million Shares in open market transactions. In the future, other Reporting Persons may enter into similar sales plan to sell Shares under Rule 10b5-1.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 is hereby amended and restated in its entirety as follows:

                  All ownership percentages set forth herein assume that there are 629,913,044 Shares outstanding, based on 629,913,044 shares of Carnival Corporation Common Stock, representing the total number of shares reported in the Quarterly Report on Form 10-Q of Carnival Corporation for the quarter ending August 31, 2003 to be outstanding as of October 10, 2003.

                  (a) and (b)(i) TAMMS L.P. may be deemed to own beneficially 3,653,168 Shares (approximately 0.6% of the total number of Shares outstanding). TAMMS L.P. has sole voting power and sole dispositive power over the 3,653,168 Shares held by TAMMS L.P.

                  (ii) TAMMS Corp. is the Managing General Partner of TAMMS L.P. and as such is entitled, pursuant to the Limited Partnership Agreement, to exercise all voting rights with respect to the Shares held by TAMMS L.P. TAMMS Corp. may be deemed to own beneficially all the 3,653,168 Shares (approximately 0.6% of the total number of Shares outstanding) beneficially owned by TAMMS L.P. TAMMS Corp. has sole voting power over the 3,653,168 Shares directly held by TAMMS L.P. Pursuant to the Limited Partnership Agreement, the Managing General Partner of TAMMS L.P. can dispose of up to 10% in value of the property of TAMMS L.P. To dispose of a greater amount of the property, consent of a majority interest of the partners in TAMMS L.P. is needed. Thus,

TAMMS Corp. has sole dispositive power over 365,316 Shares held by TAMMS L.P. and shares dispositive power over the remaining 3,287,852 Shares held by TAMMS L.P.

                  (iii) The Micky Arison Continued Trust beneficially owns an aggregate of 2,124,560 Shares (approximately 0.3% of the total number of Shares outstanding), all of which it holds directly. The Micky Arison Continued Trust has sole voting and dispositive power with respect to the 2,124,560 Shares held by it.

                  (iv) The Micky Arison 1997 Trust beneficially owns 2,162,187 Shares (approximately 0.3% of the total number of Shares outstanding), by virtue of being the sole stockholder of MA 1997, Inc. The Micky Arison 1997 Trust has sole voting and dispositive power with respect to all such Shares.

                  (v) MA 1997, L.P. beneficially owns an aggregate of 2,162,187 Shares (approximately 0.3% of the total number of Shares outstanding), all of which it holds directly. MA 1997, L.P. has sole voting and dispositive power with respect to all such Shares that it holds directly.

                  (vi) MA 1997, Inc. beneficially owns an aggregate of 2,162,187 Shares (approximately 0.3% of the total number of Shares outstanding), by virtue of being the general partner of MA 1997, L.P. MA 1997, Inc. has sole voting and dispositive power with respect to all such Shares.

                  (vii) The B Trust beneficially owns 106,114,284 Shares (approximately 16.9% of the total number of Shares outstanding), by virtue of being the sole stockholder of B Shares, Inc., the general partner of B Shares, L.P. The B Trust has sole voting power and dispositive power with respect to all such Shares held by B Shares, L.P.

                  (viii) B Shares, L.P. beneficially owns an aggregate of 106,114,284 Shares (approximately 16.9% of the total number of Shares outstanding), which its holds directly. B Shares, L.P. has sole voting and dispositive power with respect to all such Shares.

                  (ix) B Shares, Inc. beneficially owns an aggregate of 106,114,284 Shares (approximately 16.9% of the total number of Shares outstanding), by virtue of being the general partner of B Shares, L.P. B Shares, Inc. has sole voting and dispositive power with respect to all such Shares.

                  (x) Micky Arison beneficially owns an aggregate of 214,793,138 Shares (approximately 34.1% of the total number of Shares outstanding), 552,000 Shares of which are underlying vested options which he holds directly, 2,162,187 Shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the trust instrument for the Micky Arison 1997 Trust, 106,114,284 Shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the trust instrument for the B Trust, 104,532,227 Shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the last will of Ted Arison, dated July 8, 1999 and 1,432,440 Shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the trust instrument for the Marilyn Arison 2003 Trust. Micky Arison has shared dispositive and voting power with respect to the 44,767,830 Shares held by the Lin Trust No. 2, with respect to 46,701,809 Shares held by the Shari Arison Trust No. 1 and with respect to 1,000,000 Shares held by the Michael Arison 1999 Trust. Micky Arison has sole voting power with respect to the 2,162,187 Shares indirectly held by the Micky Arison 1997 Trust. Micky Arison has shared dispositive power with respect to 1,032,440 Shares held by the Marilyn Arison 2003 Trust. Micky Arison has sole voting and dispositive power with respect to the 12,062,588 Shares held by the 1997 Irrevocable Trust for Micky Arison, the 106,114,284 Shares indirectly held by the B Trust, the 400,000 Shares held by the Marilyn Arison 2003 Trust and the 552,000 Shares underlying vested options.

                           Because of his status as President and Treasurer of
TAMMS Corp., Micky Arison may also
be deemed to share voting power with respect to the remaining 2,620,728 Shares beneficially owned by TAMMS L.P. in addition to 1,032,440 Shares held by the Marilyn Arison 2003 Trust. Micky Arison disclaims beneficial ownership of the 2,620,728 Shares owned by TAMMS L.P. which are beneficially owned by the partners of TAMMS L.P. Accordingly, Micky Arison has not reported beneficial ownership of the 2,620,728 Shares held by TAMMS L.P.

                  (xi) The Shari Arison Guernsey Trust beneficially owns an aggregate of 5,102,708 Shares (approximately 0.8% of the total number of Shares outstanding), 4,000,000 of which it owns directly and 1,102,708 of which it holds beneficially by virtue of its interest in TAMMS L.P. The Shari Arison Guernsey Trust has shared dispositive power over all such Shares.

                  (xii) The Shari Arison Continued Trust beneficially owns an aggregate of 3,759,010 Shares (approximately 0.6% of the total number of Shares outstanding), 3,000,000 of which it holds directly and 759,010 of which it holds beneficially by virtue of its interest in TAMMS L.P. The Shari Arison Continued Trust has sole voting and dispositive power with respect to the 3,000,000 Shares held by it and shares dispositive power over the 759,010 Shares held by TAMMS L.P.

                  (xiii) The Shari Arison Trust No. 1 beneficially owns the 76,018,625 Shares for which it exercises shared dispositive power (approximately 12.1% of the total number of Shares outstanding).

                  (xiv) Shari Arison beneficially owns 7,353,908 Shares (approximately 1.2% of the total number of Shares outstanding). Shari Arison has sole voting power and shared dispositive power with respect to 4,000,000 Shares directly held by the Shari Arison Guernsey Trust and shared dispositive power with respect to the trust's ownership interest in the 1,102,708 Shares held by TAMMS L.P. Because Shari Arison is Chairman and President of the Foundation, she may be deemed to beneficially own the 2,250,000 Shares held by the Foundation and have sole voting and dispositive power over such Shares. Ms. Arison also may be deemed to beneficially own 1,200 Shares held by her children and have shared voting and dispositive power over such Shares. Ms. Arison disclaims beneficial ownership of such Shares held by her children and the Foundation.

                  (xv) JMD Delaware beneficially owns an aggregate of 143,693,930 Shares (approximately 22.8% of the total number of Shares outstanding), by virtue of being the trustee of the Shari Arison Continued Trust, the Micky Arison Continued Trust, the Michael Arison Continued Trust, the Michael Arison 1999 Trust, the Micky Arison 1997 Trust and the 2003 GRAT and the co-trustee of the Lin Trust No. 2, the Shari Arison Trust No. 1 and the Shari Guernsey Trust. JMD Delaware has shared voting and sole dispositive power with respect to the Shares held by the Michael Arison 1999 Trust. JMD Delaware has sole voting and dispositive power with respect to the Shares held by the Micky Arison Continued Trust, the 2003 GRAT and certain Shares held by each of the Shari Arison Continued Trust and the Michael Arison Continued Trust. JMD Delaware has sole voting and shared dispositive power with respect to certain Shares held by each of the Shari Arison Continued Trust and the Michael Arison Continued Trust. JMD Delaware has sole dispositive power with respect to Shares directly held by MA 1997 L.P. by virtue of being the trustee of the Micky Arison 1997 Trust. JMD Delaware has shared dispositive power with respect to the Shares held by each of Lin Trust No. 2, the Shari Arison Trust No. 1 and the Shari Arison Guernsey Trust. Accordingly, JMD Delaware may be deemed to beneficially own such Shares for which it expresses voting and dispositive power. JMD Delaware disclaims beneficial ownership of all such Shares.

                  (xvi) James M. Dubin beneficially owns an aggregate of 143,694,930 Shares (approximately 22.8% of the total number of Shares outstanding), 1,000 Shares of which he holds directly and 143,693,930 Shares with respect to which he has a beneficial interest by virtue of being the sole shareholder of JMD Delaware, JMD Protector and Balluta and the sole trustee of the Marilyn Arison 2003 Trust. Mr. Dubin has shared voting and dispositive power with respect to the Shares held by the Lin Trust No. 2 and certain Shares held by the Shari Arison Trust No. 1. Mr. Dubin has shared voting and sole dispositive power with respect to the Shares held by the Michael Arison 1999 Trust. Mr. Dubin has sole voting and dispositive power with respect to the Shares held by the Micky Arison Continued Trust, the 2003 GRAT and certain Shares held by each of the Shari Arison Continued Trust, the Michael Arison Continued Trust and the Shari Arison Trust No. 1. Mr. Dubin has shared dispositive power with respect to Shares held by the Shari Arison Guernsey Trust, and certain Shares held by each of the Shari Arison Continued Trust and the Michael Arison Continued Trust. Mr. Dubin has sole dispositive power with respect to the Shares indirectly held by the Micky Arison 1997 Trust. Accordingly, Mr. Dubin may be deemed to beneficially own such Shares for which he exercises voting and dispositive power. Mr. Dubin disclaims beneficial ownership of all such Shares, except for the 1,000 Shares he holds directly.

                  (xvii) The Lin Trust No. 2 beneficially owns the 44,767,830 Shares for which it exercises shared dispositive power (approximately 7.1% of the total number of Shares outstanding).

                  (xiii) The Foundation beneficially owns the 2,250,000 Shares for which it exercises sole voting and dispositive power (approximately 0.4% of the total number of Shares outstanding).

                  (xix) Coutts beneficially owns 44,767,830 Shares (approximately 7.1% of the total number of Shares outstanding), by virtue of being the co-trustee of the Lin Trust No. 2. Coutts has shared dispositive power with respect to the Shares held by the Lin Trust No. 2. Accordingly, Coutts may be deemed to beneficially own such Shares for which it exercises such dispositive power. Coutts disclaims beneficial ownership of such Shares.

                  (xx) Cititrust beneficially owns 76,018,625 Shares (approximately 12.1% of the total number of Shares outstanding), by virtue of being the co-trustee of the Shari Arison Trust No. 1. Cititrust has shared dispositive power with respect to the Shares held by the Shari Arison Trust No.
1. Accordingly, Cititrust may be deemed to beneficially own such Shares for which it exercises shared dispositive power. Cititrust disclaims beneficial ownership of such Shares.

                  (xxi) JMD Protector beneficially owns an aggregate of 120,786,455 Shares (approximately 19.2% of the total number of Shares outstanding), by virtue of being the protector of the Shari Arison Trust No. 1 and the Lin Trust No. 2. JMD Protector has shared dispositive power with respect to Shares held by the Shari Arison Trust No. 1 and the Lin Trust No. 2. JMD Protector has shared voting power with respect to the Shares held by the Lin Trust No. 2 and certain Shares held by the Shari Arison Trust No. 1, and has sole voting power with respect to certain Shares held by the Shari Arison Trust No. 1.

                  (xxii) Balluta beneficially owns 5,102,708 Shares (approximately 0.8% of the total number of Shares outstanding), by virtue of being the co-trustee of the Shari Arison Guernsey Trust. Balluta shares dispositive power with respect to the 4,000,000 Shares directly held by the Shari Arison Guernsey Trust and with respect to 1,102,708 Shares held by TAMMS L.P. Accordingly, Balluta may be deemed to beneficially own such Shares for which it exercises shared dispositive power. Balluta disclaims beneficial ownership of such Shares.

                  (xxiii) The Marilyn Arison 2003 Trust beneficially owns an aggregate of 1,432,440 Shares (approximately 0.2% of the total number of Shares outstanding), 400,000 of which it holds beneficially by virtue of its interest in MBA and 1,032,440 of which it holds beneficially by virtue of the limited partnership interest of MBA in TAMMS, L.P. The Marilyn Arison 2003 Trust has sole voting and dispositive power with respect to the 400,000 Shares directly held by MBA and exercises shared dispositive power over the 1,032,440 Shares held by TAMMS L.P.

                  (xxiv) MBA beneficially owns an aggregate of 1,432,440 Shares (approximately 0.2% of the total number of Shares outstanding), 400,000 Shares of which it holds directly and 1,032,440 Shares of which it owns beneficially by virtue of its interest in TAMMS L.P. MBA has sole voting and dispositive power over the 400,000 Shares it holds directly and exercises shared dispositive power over the 1,032,440 Shares held by TAMMS L.P.

                  (xxv) The Michael Arison Continued Trust beneficially owns an aggregate of 4,759,010 Shares (approximately 0.8% of the total number of Shares outstanding), 4,000,000 of which it holds directly and 759,010 of which it holds beneficially by virtue of its interest in TAMMS L.P. The Michael Arison Continued Trust has sole voting and dispositive power with respect to the 4,000,000 Shares held by it and shares dispositive power over the 759,010 Shares held by TAMMS L.P.

                  (xxvi) The Michael Arison 1999 Trust owns an aggregate of 1,000,000 Shares (approximately 0.2% of the total number of Shares outstanding). The Michael Arison 1999 Trust has shared voting power and sole dispositive power with respect to the 1,000,000 Shares held by it.

                  (xxvii) JJO Delaware beneficially owns an aggregate of 125,889,163 Shares (approximately 20.0% of the total number of Shares outstanding), by virtue of being the co-trustee of the Shari Arison Guernsey Trust, the Lin Trust No. 2 and the Shari Arison Trust No. 1. JJO has shared dispositive power with respect to the Shares held by the Shari Arison Guernsey Trust, the Lin Trust No. 2 and the Shari Arison Trust No. 1. Accordingly, JJO Delaware may be deemed to beneficially own such Shares for which it exercises shared dispositive power. JJO Delaware disclaims beneficial ownership of all such Shares.

                  (xxiii) John J. O'Neil beneficially owns an aggregate of 125,889,163 Shares (approximately 20.0% of the total number of Shares outstanding) by virtue of being the sole shareholder of JJO Delaware. Mr. O'Neil has shared dispositive power with respect to the Shares held by the Shari Arison Guernsey Trust, the Lin Trust No. 2 and the Shari Arison Trust No. 1. Accordingly, Mr. O'Neil may be deemed to beneficially own such Shares for which it exercises shared dispositive power. Mr. O'Neil disclaims beneficial ownership of all such Shares.

                  (xxix) The 2003 GRAT owns an aggregate of 4,000,000 Shares (approximately 0.6% of the total number of Shares outstanding). The 2003 GRAT has sole voting power and sole dispositive power with respect to the 4,000,000 Shares held by it.

                  (xxx) The Reporting Persons, as a group, beneficially own an aggregate of 265,546,442 Shares (approximately 42.2% of the total number of Shares outstanding). The Reporting Persons, as a group, have sole voting and dispositive power over all such Shares.

                  (c) (i) During the past 60 days, the 1997 Irrevocable Trust for Micky Arison(1) has sold Shares in open market transactions on the New York Stock Exchange as follows:

                                                               AVERAGE
DATE                        NO. OF SHARES SOLD             PRICE PER SHARE
----                        ------------------             ---------------

12/15/03                        100,000                       $38.7107
12/18/03                        200,000                       $37.6847
12/19/03                        200,000                       $38.8506
12/24/03                         20,900                       $39.1055
12/29/03                        139,800                       $39.2597
12/31/03                         67,900                       $39.7716
01/02/04                         68,400                       $40.1720

                                                               AVERAGE
DATE                        NO. OF SHARES SOLD             PRICE PER SHARE
----                        ------------------             ---------------

01/05/04                         50,000                       $40.5328
01/06/04                        120,000                       $40.7380
01/09/04                         80,000                       $41.3286
01/13/04                         20,300                       $40.9410
01/14/04                        240,000                       $42.0409
01/15/04                         50,000                       $42.8888
01/20/04                         45,000                       $43.7496
01/21/04                         45,000                       $43.7903
01/22/04                        117,000                       $43.8050
01/27/04                         40,000                       $44.0164
01/28/04                         25,300                       $43.8813
01/29/04                        139,800                       $44.4125
02/02/04                         64,000                       $44.9474
02/04/04                         45,000                       $43.4722
02/05/04                         62,100                       $43.9511
02/09/04                         30,000                       $44.1246
02/10/04                         65,500                       $43.8829
02/11/04                        127,200                       $44.0276
02/12/04                         35,000                       $44.2451
_______________________
(1) Micky Arison reports beneficial ownership of the Shares held by the 1997 Irrevocable Trust for Micky Arison.



                  (c) (ii) During the past 60 days, Lin Trust No. 2(2) has sold Shares in open market transactions on the New York Stock Exchange as follows:

                                                               AVERAGE
DATE                        NO. OF SHARES SOLD             PRICE PER SHARE
----                        ------------------             ---------------

12/15/03                         22,000                        $38.7019
12/18/03                         45,000                        $37.7781
12/19/03                         40,000                        $38.9355
12/24/03                          5,000                        $39.1180
12/29/03                         32,000                        $39.2329
12/31/03                         12,000                        $39.7808
01/02/04                         10,000                        $40.1865
01/05/04                         10,000                        $40.5206
01/06/04                         22,500                        $40.7422
01/09/04                         15,000                        $41.3167
01/13/04                          5,000                        $40.8368
01/14/04                         55,000                        $42.0532
01/15/04                         10,000                        $42.8910
01/20/04                         10,000                        $43.7594
01/21/04                          6,000                        $43.7817
01/22/04                         32,000                        $43.8024

                                                               AVERAGE
DATE                        NO. OF SHARES SOLD             PRICE PER SHARE
----                        ------------------             ---------------

01/27/04                          7,000                        $44.0071
01/28/04                          6,500                        $43.8808
01/29/04                         32,000                        $44.3324
02/02/04                         19,000                        $44.9404
02/04/04                         10,000                        $43.5058
02/05/04                         16,000                        $43.9421
02/09/04                          7,500                        $44.1247
02/10/04                         24,000                        $43.8903
02/11/04                         30,000                        $44.0584
02/12/04                          5,500                        $44.2436
_______________________
(2) Each of Micky Arison, JMD Delaware, James M. Dubin, Coutts, JMD Protector, JJO Delaware and John J. O'Neil also report beneficial ownership of the Shares held by the Lin Trust No. 2.


                  (c) (iii) During the past 60 days, the Shari Arison Trust No. 1(3) has sold Shares in open market transactions on the New York Stock Exchange as follows:

                                                               AVERAGE
DATE                        NO. OF SHARES SOLD             PRICE PER SHARE
----                        ------------------             ---------------

01/20/04                         45,000                            $43.8150
01/21/04                         45,000                            $43.7976
01/22/04                         98,000                            $43.8008
01/27/04                         40,000                            $44.0164
01/28/04                         25,000                            $43.8896
01/29/04                        107,000                            $44.4399
02/02/04                         64,000                            $44.9466
02/04/04                         45,000                            $43.4718
02/05/04                         62,200                            $43.9513
02/09/04                         30,000                            $44.1213
02/10/04                         65,700                            $43.8822
02/11/04                        107,000                            $44.0131
02/12/04                         35,000                            $44.2433
________________________
(3) Each of Micky Arison, JMD Protector, James M. Dubin, JMD Delaware, Cititrust and JJO Delaware also report beneficial ownership of the Shares held by the Shari Arison Trust No. 1.

                  Except as set forth in this paragraph (c) and in Item 4, to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in the Shares during the past 60 days.

                  (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares owned by such Reporting Person.

                  (e)      Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Item 6 is hereby amended by adding the following:

                  The Ted Arison 1994 Irrevocable Trust for Shari No. 1 entered into an assignment and pledge agreement with SunTrust Bank, dated as of December 17, 2003. The Ted Arison 1994 Irrevocable Trust for Shari No. 1 pledged 4,571,429 shares of common stock in favor of SunTrust Bank in connection with a credit agreement.

                  The Ted Arison 1992 Irrevocable Trust for Lin No. 2 entered into an assignment and pledge agreement with SunTrust Bank, dated as of December 17, 2003. The Ted Arison 1992 Irrevocable Trust for Lin No. 2 pledged 3,428,571 shares of common stock in favor of SunTrust Bank in connection with a credit agreement.

                  The Ted Arison 1994 Irrevocable Trust for Shari No. 1 entered into a pledge agreement with the Northern Trust Company, dated as of November 11, 2003. The Ted Arison 1994 Irrevocable Trust for Shari No. 1 pledged 3,500,000 shares of common stock in favor of the Northern Trust Company in connection with a credit agreement.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

                  The following exhibit has been filed with this Schedule 13D.

Exhibit 21 Joint Filing Agreement, dated as of February 19, 2004, among TAMMS L.P., TAMMS Corp., the Micky Arison Continued Trust, the Micky Arison 1997 Trust, MA 1997, L.P., MA 1997, Inc., the B Trust, B Shares, L.P., B Shares, Inc., Micky Arison, the Shari Arison Guernsey Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, JMD Delaware, James M. Dubin, the Lin Trust No. 2, the Foundation, Coutts, Cititrust, JMD Protector, Balluta Limited , the Marilyn Arison 2003 Trust, MBA, Michael Arison Continued Trust, the Michael Arison 1999 Trust, JJO Delaware, John J. O'Neil and the 2003 GRAT.

Exhibit 22 Assignment and Pledge Agreement, dated as of December 17, 2003, executed and delivered by the Ted Arison 1994 Irrevocable Trust for Shari No. 1 and the Ted Arison 1992 Irrevocable Trust for Lin No. 2 in favor of Suntrust Bank.

Exhibit 23 Pledge Agreement, dated as of November 11, 2003, executed and delivered by the Ted Arison 1994 Irrevocable Trust for Shari No. 1 in favor of Northern Trust Company.

Exhibit 24        Power of Attorney, dated as of February 19, 2004.

Exhibit 25        Power of Attorney, dated as of February 19, 2004.

                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:    February 19, 2004


TAMMS INVESTMENT COMPANY,
LIMITED PARTNERSHIP

By:  TAMMS MANAGEMENT
     CORPORATION, MANAGING
     GENERAL PARTNER

By:  /s/ Micky Arison
     ----------------------------------
     Micky Arison, President


TAMMS MANAGEMENT
CORPORATION

By:  /s/ Micky Arison
     ----------------------------------
     Micky Arison, President


TED ARISON CONTINUED
IRREVOCABLE TRUST FOR MICKY
ARISON, JMD DELAWARE, INC.,
TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary of
     Corporate Trustee


MICKY ARISON 1997 HOLDINGS
TRUST, JMD DELAWARE, INC.,
TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary of
     Corporate Trustee


MICKY ARISON 1994 "B" TRUST,
JMD DELAWARE, INC., TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary of
     Corporate Trustee


MA 1997 HOLDINGS, L.P., MA 1997
HOLDINGS, INC., GENERAL PARTNER

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary


MA 1997 HOLDINGS, INC.

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary


MA 1994 B SHARES, L.P., MA 1994
B SHARES, INC., GENERAL PARTNER

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary


MA 1994 B SHARES, INC.

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Secretary


/s/ Micky Arison
---------------------------------------
Micky Arison

SHARI ARISON IRREVOCABLE GUERNSEY TRUST

     By BALLUTA LIMITED, as Co-Trustee

        By: /s/ Philip Scales
            ---------------------------
            Philip Scales

     By JMD DELAWARE, INC., as Co-
        Trustee

        By: /s/ James M. Dubin
            ---------------------------
            James M. Dubin

     By JJO DELAWARE, INC., as Co-
        Trustee

        By: /s/ John J. O'Neil
            ---------------------------
                    John J. O'Neil


TED ARISON CONTINUED
IRREVOCABLE TRUST FOR SHARI
ARISON, JMD DELAWARE, INC.,
TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary of
     Corporate Trustee


TED ARISON 1994 IRREVOCABL
TRUST FOR SHARI NO. 1

     By CITITRUST (JERSEY) LIMITED, as
        Co-Trustee

        By: /s/ Breege Jude
            ---------------------------
            Breege Jude, Director

     By JMD DELAWARE, INC., as Co-
        Trustee

        By: /s/ James M. Dubin
            ---------------------------
            James M. Dubin

     By JJO DELAWARE, INC., as Co-
        Trustee

        By: /s/ John J. O'Neil
            ---------------------------
            John J. O'Neil


/s/ Shari Arison
---------------------------------------
Shari Arison


JMD DELAWARE, INC.

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary of
     Corporate Trustee


/s/ James M. Dubin
---------------------------------------
James M. Dubin


BALLUTA LIMITED

By:  /s/ Philip Scales
     ----------------------------------
     Philip Scales

1992 IRREVOCABLE TRUST FOR LIN NO. 2

     By COUTTS (JERSEY) LIMITED, as Co-
        Trustee

        By: /s/ David Ballingall
            ---------------------------
            David Ballingall

        By: /s/ Mark Bouteloup
            ---------------------------
            Mark Bouteloup

     By JMD DELAWARE, INC., as Co-
        Trustee

        By: /s/ James M. Dubin
            ---------------------------
            James M. Dubin

     By JJO DELAWARE, INC., as Co-
        Trustee

        By: /s/ John J. O'Neil
            ---------------------------
            John J. O'Neil


THE TED ARISON FAMILY
FOUNDATION USA, INC.

By:  /s/ Arnaldo Perez
     ----------------------------------
     Arnaldo Perez


COUTTS (JERSEY) LIMITED

By:  /s/ David Ballingall
     ----------------------------------
     David Ballingall


By:  /s/ Mark Bouteloup
     ----------------------------------
     Mark Bouteloup


MBA I, L.P.

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary


CITITRUST (JERSEY) LIMITED

By:  /s/ Breege Jude
     ----------------------------------
     Breege Jude, Director


JMD PROTECTOR, INC.

By:  /s/ James M. Dubin
     ----------------------------------
     James M. Dubin
     President, Director


MARILYN B. ARISON 2003 TRUST

By:  /s/ James M. Dubin
     ----------------------------------
     James M. Dubin
     Trustee


TED ARISON CONTINUED
IRREVOCABLE TRUST FOR
MICHAEL ARISON, JMD DELAWARE, INC.,
TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary of
     Corporate Trustee


THE 1999 IRREVOCABLE DELAWARE
TRUST FOR MICHAEL ARISON,
JMD DELAWARE, INC., TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary of
     Corporate Trustee


JJO DELAWARE, INC.

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary of
     Corporate Trustee


/s/ John J. O'Neil
---------------------------------------
John J. O'Neil


MICKY ARISON 2003 GRAT, JMD DELAWARE, INC., TRUSTEE

By:  /s/ Stanford L. Stevenson, III
     ----------------------------------
     Stanford L. Stevenson, III
     Vice President and Secretary of
     Corporate Trustee

                                INDEX TO EXHIBITS
                                -----------------

                  EXHIBITS
                  --------

Exhibit 21 Joint Filing Agreement, dated as of February 19, 2004, among TAMMS L.P., TAMMS Corp., the Micky Arison Continued Trust, the Micky Arison 1997 Trust, MA 1997, L.P., MA 1997, Inc., the B Trust, B Shares, L.P., B Shares, Inc., Micky Arison, the Shari Arison Guernsey Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, JMD Delaware, James M. Dubin, the Lin Trust No. 2, the Foundation, Coutts, Cititrust, JMD Protector, Balluta Limited , the Marilyn Arison 2003 Trust, MBA, Michael Arison Continued Trust, the Michael Arison 1999 Trust, JJO Delaware, John J. O'Neil and the 2003 GRAT.

Exhibit 22 Assignment and Pledge Agreement, dated as of December 17, 2003, executed and delivered by the Ted Arison 1994 Irrevocable Trust for Shari No. 1 and the Ted Arison 1992 Irrevocable Trust for Lin No. 2 in favor of Suntrust Bank.

Exhibit 23 Pledge Agreement, dated as of November 11, 2003, executed and delivered by the Ted Arison 1994 Irrevocable Trust for Shari No. 1 in favor of Northern Trust Company.

Exhibit 24        Power of Attorney, dated as of February 19, 2004.

Exhibit 25        Power of Attorney, dated as of February 19, 2004.